Exhibit 10.1

PARTIAL UNWIND AGREEMENT

dated as of June 25, 2014

with respect to the Call Option Transaction Confirmations

and the Warrants Confirmations

between Group 1 Automotive, Inc. and JPMorgan Chase Bank, National Association

THIS PARTIAL UNWIND AGREEMENT (this “Agreement”) with respect to the Call Option Transaction Confirmations (as defined below) and the Warrants Confirmations (as defined below) is made as of June 25, 2014, between Group 1 Automotive, Inc. (the “Company”) and JPMorgan Chase Bank, National Association, London Branch (“Dealer”).

WHEREAS, the Company and Dealer entered into a Base Call Option Transaction Confirmation dated as of March 16, 2010 (the “Base Call Option Transaction Confirmation”) and an Additional Call Option Transaction Confirmation dated as of March 29, 2010 (the “Additional Call Option Transaction Confirmation” and together with the Base Call Option Transaction Confirmation, the “Call Option Transaction Confirmations”), relating to USD 115,000,000 principal amount of 3.00% Convertible Senior Notes due 2020 (the “Convertible Notes”);

WHEREAS, the Company and Dealer entered into a Base Warrants Confirmation, dated as of March 16, 2010, (the “Base Warrants Confirmation”) and an Additional Warrants Confirmation, dated as of March 29, 2010, (the “Additional Warrants Confirmation” and together with the Base Warrants Confirmation, the “Warrants Confirmations”), pursuant to which the Company issued to Dealer warrants to purchase shares of common stock, par value $0.01 per share, of the Company;

WHEREAS, the Company has repurchased a portion of the Convertible Notes;

WHEREAS, the Company has requested, and Dealer has agreed, to terminate in full the Additional Call Option Transaction Confirmation and unwind the Base Call Option Transaction Confirmation with respect to a portion of the Number of Options included in such confirmation;

WHEREAS, the Company has requested, and Dealer has agreed, to terminate in full the Additional Warrants Confirmation and unwind the Base Warrants Confirmation with respect to a portion of the Number of Warrants included therein;

NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

1. Defined Terms. Any capitalized term not otherwise defined herein shall have the meaning set forth for such term in the Call Option Transaction Confirmations or the Warrants Confirmations, as applicable.

2. Partial Call Option Unwind. Upon the payment referred to in Section 5 below, the Additional Call Option Transaction Confirmation will be terminated in full (and all rights and obligations of each party thereunder shall be extinguished) and the Number of Options in the Base Call Option Transaction Confirmation shall be reduced to 22,551.

3. Partial Warrants Unwind. Upon the payment referred to in Section 5 below, the Additional Warrants Confirmation will be terminated in full (and all rights and obligations of each party thereunder shall be extinguished) and Number of Warrants set forth in the Base Warrants Confirmation shall be reduced to 303,716, which, for the avoidance of doubt, reflects all adjustments to the Number of Warrants for the period since the date of the Base Warrants Confirmation pursuant to the terms thereof to the date of this Agreement.

4. Measurement Dates. For purposes of this agreement, “Measurement Date” means each of the next five immediately succeeding Scheduled Trading Days following the date of this Agreement (it being understood that any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Measurement Date); provided, however, that if such date is a Disrupted Day, such date shall not constitute a Measurement Date, and an additional Measurement Date shall occur on the Scheduled Trading Day after the date that would otherwise be the final Measurement Date. The “Measurement Period” means the period from and including the first Measurement Date to and including the final Measurement Date.

5. Payments. In consideration for the terminations and partial unwinds referred to in Sections 2 and 3 above, on the first Scheduled Trading Day following the conclusion of the Measurement Period, or if such day is not a Clearance System Business Day, on the next Clearance System Business Day immediately following such day, Dealer shall pay to the Company in immediately available funds, cash in an amount equal to the product of (i) the 1,245,059 multiplied by (ii) the Cash Settlement Amount per Option in respect of such Measurement Period. “Cash Settlement Amount per Option” means the amount as determined based on the grid attached as Exhibit A to this Agreement.

6. Representations and Warranties of the Company. The Company represents and warrants to Dealer on the date hereof that:

(a) it has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary action to authorise such execution, delivery and performance;

(b) such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(c) all governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with;

(d) its obligations under this Agreement constitutes its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law); and

(e) each of it and its affiliates is not in possession of any material nonpublic information regarding Company or its common stock.

7. Representations and Warranties of Dealer. Dealer represents and warrants to the Company on the date hereof that:

(a) it has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary action to authorise such execution, delivery and performance;

(b) such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(c) all governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(d) its obligations under this Agreement constitutes its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)

8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

9. No Other Changes. Except as expressly set forth herein, all of the terms and conditions of the Base Call Option Transaction Confirmation and the Base Warrants Confirmation shall remain in full force and effect and are hereby confirmed in all respects.

10. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all of the signatures thereto and hereto were upon the same instrument.

11. No Reliance, etc. The Company hereby confirms that it has relied on the advice of its own counsel and other advisors (to the extent it deems appropriate) with respect to any legal, tax, accounting, or regulatory consequences of this Agreement, that it has not relied on Dealer or its affiliates in any respect in connection therewith, and that it will not hold Dealer or its affiliates accountable for any such consequences.

12. Agreements and Acknowledgements Regarding Hedging. Company understands, acknowledges and agrees that: (A) at any time on and prior to the last Measurement Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to terminate and/or unwind the Transactions related to the Call Option Transaction Confirmations and Warrant Confirmations; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the unwind and/or termination of the Transactions related to the Call Option Transaction Confirmations and Warrant Confirmations; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the payment required under this Agreement; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the amount of the payment required under this Agreement, each in a manner that may be adverse to Company.

13. Role of Agent: Each party agrees and acknowledges that (i) J.P. Morgan Securities LLC, an affiliate of JPMorgan (“JPMS”), has acted solely as agent and not as principal with respect to this Agreement and (ii) JPMS has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of this Agreement (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under this Agreement.

IN WITNESS WHEREOF, the parties have executed this AGREEMENT the day and the year first above written.

GROUP 1 AUTOMOTIVE, INC.

By:	/s/ John C. Rickel
Title:	Senior Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION by J.P. Morgan Securities LLC, as its Agent

By:	/s/ Tim Oeljeschlager
Name: Tim Oeljeschlager
Title: Executive Director

EXHIBIT A

Unwind Price	Cash Settlement Amount per Option
$76.00	$10.0079
$77.00	$10.0725
$78.00	$10.2016
$79.00	$10.2662
$80.00	$10.3307
$81.00	$10.3953
$82.00	$10.4599
$83.00	$10.5244
$84.00	$10.5890
$85.00	$10.6536

If the Cash Settlement Amount per Option is not specified on the grid above, Cash Settlement Amount per Option shall be determined based on a straight-line interpolation between the Unwind Prices or extrapolation from the Unwind Prices (as the case may be) specified on the grid above.

“Unwind Price” means the arithmetic average of the VWAP Prices for all of the Measurement Dates during the relevant Measurement Period.

“VWAP Price” for any Scheduled Trading Day means the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page GPI <equity> AQR (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Scheduled Trading Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Scheduled Trading Day, as determined by Dealer).

Notwithstanding anything to the contrary in this Agreement, if (i) any Scheduled Trading Day during any Measurement Period is a Disrupted Day (as defined in the Warrant Confirmation) or (ii) Dealer determines in its commercially reasonable judgment that on any Scheduled Trading Day during the relevant Measurement Period an extension of such Measurement Period is reasonably necessary or appropriate to preserve Dealer’s hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect sales of Shares in connection with its hedge unwind activity hereunder in a manner that would be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer, then the VWAP Price for such Scheduled Trading Day(s) shall be the volume-weighted average price per Share on such Scheduled Trading Day on the Exchange, as determined by the Dealer based on such sources as it deems appropriate using a volume-weighted methodology, for the portion of such Scheduled Trading Day for which Dealer determines there is no Market Disruption Event and the number of Measurement Dates and the Unwind Price for the relevant Measurement Period shall be adjusted by Dealer to account for such disruption and/or extension.